Exhibit 12(b)

FLORIDA POWER & LIGHT COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)

	Years Ended December 31,
	2008	2007	2006	2005	2004
	(millions of dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
Net income	$789	$836	$802	$748	$750
Income taxes	443	451	424	408	409
Fixed charges, as below	359	325	296	244	202

Total earnings, as defined	$1,591	$1,612	$1,522	$1,400	$1,361

Fixed charges, as defined:
Interest expense	$334	$304	$278	$224	$183
Rental interest factor	7	7	7	7	8
Allowance for borrowed funds used during construction	18	14	11	13	11

Total fixed charges, as defined	$359	$325	$296	$244	$202

Ratio of earnings to fixed charges	4.43	4.96	5.14	5.74	6.74

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
Net income	$789	$836	$802	$748	$750
Income taxes	443	451	424	408	409
Fixed charges, as below	359	325	296	244	202

Total earnings, as defined	$1,591	$1,612	$1,522	$1,400	$1,361

Fixed charges, as defined:
Interest expense	$334	$304	$278	$224	$183
Rental interest factor	7	7	7	7	8
Allowance for borrowed funds used during construction	18	14	11	13	11

Total fixed charges, as defined	359	325	296	244	202

Non-tax deductible preferred stock dividends	-	-	-	-	1
Ratio of income before income taxes to net income	1.56	1.54	1.53	1.55	1.55

Preferred stock dividends before income taxes	-	-	-	-	2

Combined fixed charges and preferred stock dividends	$359	$325	$296	$244	$204

Ratio of earnings to combined fixed charges and preferred stock dividends	4.43	4.96	5.14	5.74	6.67
____________________
(a)
Florida Power & Light Company’s preference equity securities were redeemed in January 2005.  For the year ended December 31, 2005, preferred stock dividends were less than $1 million.  Therefore, for the years ended December 31, 2008, 2007, 2006 and 2005, the ratio of earnings to fixed charges is the same as the ratio of earnings to combined fixed charges and preferred stock dividends.